Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FIRST QUARTER FISCAL 2014 EARNINGS

Lacey, WA (October 25, 2013) - Anchor Bancorp (NASDAQ: - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported first quarter earnings for the fiscal year ending June 30, 2014.  For the quarter ended September 30, 2013, the Company reported a net loss of $12,000 or $0.00 per diluted share, compared to a net income of $278,000 or $0.11 per diluted share for the same period last year.

"We are pleased with the ongoing improvement of our classified loans; a decrease of 6.6% during the quarter and 48.4% decrease year-over-year.  We are also pleased with the number of sales within real estate owned; we have sold 25 properties within the last 12 months.  This quarter we did recognize additional impairments in real estate owned as we continue to liquidate these properties.  We have several properties under contract that we expect to close within the next 45 days.  Additionally this quarter we repaid $47.4 million in FHLB borrowings with an average cost of 1.33%”, stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal First Quarter Highlights (at or for the quarter ended September 30, 2013, compared to June 30, 2013, or September 30, 2012):

•	Total classified loans decreased $1.2 million or 6.6% to $16.1 million at September 30, 2013 from $17.3 million at June 30, 2013 and were $31.3 million at September 30, 2012;
•	No provision for loan losses was recorded for the quarters ended September 30, 2013 and June 30, 2013 compared to $300,000 for the quarter ended September 30, 2012;
•	Net charge-offs to average outstanding loans was 0.07% at September 30, 2013 compared to 0.06% at June 30, 2013 and 0.20% at September 30, 2012; and
•	Loans receivable, net, increased $3.2 million or 1.2% to $280.7 million at September 30, 2013 from $277.5 million at June 30, 2013.

Credit Quality

Total delinquent loans (past due 30 days or more), nonaccrual loans and loans 90 days or more past due and still accruing interest increased $1.7 million to $11.9 million at September 30, 2013 from $10.2 million at June 30, 2013.  The ratio of nonperforming loans, which includes nonaccrual loans and loans which are 90 days or more past due, to total loans remained unchanged at 2.2% at both September 30, 2013 and June 30, 2013.  The Company recorded no provision for loan losses for the current quarter compared to $300,000 for the quarter ended September 30, 2012 reflecting the improvement in our asset quality. The allowance for loan losses of $4.9 million at September 30, 2013 represented 1.7% of loans receivable and 80.0% of nonperforming loans.

Anchor Bancorp
October 25, 2013

Nonperforming loans increased slightly by $18,000 at September 30, 2013 from $6.2 million at June 30, 2013 and decreased from $8.5 million at September 30, 2012.  Nonperforming loans consisted of the following at the dates indicated:

	September 30, 2013	June 30, 2013	March 31, 2013	September 30, 2012
	(In thousands)
Real estate:
One-to-four family	$5,075	$4,758	$4,743	$1,684
Multi-family	—	—	—	102
Commercial	—	—	—	—
Construction	—	—	—	3,444
Land	774	734	788	71
Total real estate	5,849	5,492	5,531	5,301
Consumer:
Home equity	299	428	241	260
Automobile	—	2	51	68
Credit cards	29	18	—	19
Other	—	—	—	12
Total consumer	328	448	292	359
Business:
Commercial business	—	219	1,207	2,865
Total	$6,177	$6,159	$7,030	$8,525

We continue to actively restructure our delinquent loans when feasible so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of September 30, 2013, June 30, 2013, and September 30, 2012, there were 49, 48, and 33 loans, respectively, with aggregate net principal balances of $17.0 million, $17.5 million, and $15.4 million, respectively, that we have identified as “troubled debt restructures.”  At September 30, 2013, June 30, 2013, and September 30, 2012, there were $3.7 million, $3.6 million, and $695,000, respectively, of “troubled debt restructures” included in the nonperforming loans above.

As of September 30, 2013, the Company had 17 properties in real estate owned (“REO”) with an aggregate book value of $5.8 million compared to 21 properties with an aggregate book value of  $6.2 million at June 30, 2013, and 42 properties with an aggregate book value of $5.5 million at September 30, 2012.  The decrease in number of properties during the quarter ended September 30, 2013 was primarily attributable to ongoing sales of residential properties.  During the quarter ended September 30, 2013, the Company sold four residential real estate properties located in Washington State for $411,000, two in Oregon State for $381,000, and one commercial real estate property in Washington State for $180,000, resulting in an aggregate loss of $5,000.  The largest of the REO properties at September 30, 2013 had an aggregate book value of $3.7 million and consisted of commercial real estate property located in Pierce County, Washington.  At September 30, 2013, the Company owned 10 one-to-four family residential properties with an aggregate book value of $1.6 million, four vacant land parcels with an aggregate book value of $123,000, and three parcels of commercial real estate with an aggregate book value of $4.0 million. Our REO properties are located in Pierce County, southwest Washington and the greater Portland area of northwest Oregon, with 15 of the parcels in Washington and the remaining two in Oregon.

Anchor Bancorp
October 25, 2013

Capital

As of September 30, 2013, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 11.9%, 16.9% and 18.2%, respectively.  As of September 30, 2012, these ratios were 11.3%, 17.1%, and 18.4%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 12.2%, 17.3%, and 18.6% as of September 30, 2013.  As of September 30, 2012, these ratios were 11.7%, 17.7% and 18.9%, respectively.

Balance Sheet Review

Total assets decreased by $48.9 million, or 10.8%, to $403.3 million at September 30, 2013 from $452.2 million at June 30, 2013. Cash and cash equivalents decreased $43.8 million or 67.0% as we used our excess cash to repay $47.4 million of FHLB advances, and to increase our loans receivable, net, by $3.2 million, or 1.2% since June 30, 2013. Securities available-for-sale and held-to-maturity decreased $3.1 million, or 6.4% and $586,000, or 5.7%, respectively, during the first quarter.

Mortgage-backed securities available-for-sale decreased $3.1 million, or 6.6%, to $43.8 million at September 30, 2013 from $46.9 million at June 30, 2013. Mortgage-backed securities held-to-maturity decreased $584,000, or 5.7%, to $9.6 million at September 30, 2013 from $10.2 million at June 30, 2013.  The decreases in these portfolios were primarily the result of contractual principal repayments.

Loans receivable, net, increased $3.2 million or 1.2% to $280.7 million at September 30, 2013 from $277.5 million at June 30, 2013 as a result of new loan production exceeding principal reductions, transfers to REO and loan charge-offs.  Multi-family loans increased $6.6 million or 17.1% to $45.0 million at September 30, 2013 from $38.4 million at June 30,  2013. Construction and land loans increased $3.9 million or 35.4% to $14.9 million at September 30, 2013 from $11.0 million at June 30, 2013. Commercial real estate loans decreased $1.1 million or 1.1% to $105.7 million at September 30, 2013 from $106.9 million at June 30, 2013 and one-to-four family loans decreased $2.5 million or 3.4% to $71.4 million from $73.9 million at June 30, 2013. Commercial business loans decreased $2.0 million or 11.0% to $16.2 million at September 30, 2013 from $18.2 million at June 30, 2013. Consumer loans decreased $1.7 million or 4.8% to $33.5 million at September 30, 2013 from $35.1 million at June 30, 2013 as consumers continue to reduce debt. The demand for consumer loans has been modest during the current economic uncertainty.

Anchor Bancorp
October 25, 2013

Loans receivable consisted of the following at the dates indicated:

	September 30, 2013	June 30, 2013	September 30, 2012
	(In thousands)
Real Estate:
One-to-four family	$71,440	$73,901	$79,976
Multi-family	45,011	38,425	41,800
Commercial	105,710	106,859	102,228
Construction	9,735	5,641	8,115
Land loans	5,118	5,330	6,063
Total real estate	237,014	230,156	238,182

Consumer:
Home equity	24,570	25,835	29,517
Credit cards	4,175	4,741	5,184
Automobile	1,688	1,850	2,769
Other consumer	3,039	2,723	2,960
Total consumer	33,472	35,149	40,430

Business:
Commercial business	16,197	18,211	16,370

Total Loans	286,683	283,516	294,982

Less:
Deferred loan fees	1,075	915	802
Allowance for loan losses	4,941	5,147	6,680
Loans receivable, net	$280,667	$277,454	$287,500

Anchor Bancorp
October 25, 2013

Total liabilities decreased $49.1 million between June 30, 2013 and September 30, 2013, primarily as the result of a $47.4 million or 73.0% decrease in Federal Home Loan Bank advances.  Our core deposits, which consist of all deposits other than certificates of deposit increased by $1.1 million or 0.6% to $180.0 million from $178.9 million at June 30, 2013.

Deposits consisted of the following at the dates indicated:

	September 30, 2013		June 30, 2013		September 30, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$42,507	13.0%	$39,713	12.1%	$38,184	11.3%
Interest-bearing demand deposits	19,177	5.9%	20,067	6.1%	17,199	5.1%
Money market accounts	80,270	24.6%	82,603	25.1%	81,476	24.1%
Savings deposits	38,023	11.7%	36,518	11.1%	36,364	10.8%
Certificates of deposit	145,999	44.8%	149,683	45.6%	164,346	48.7%
Total deposits	$325,976	100.0%	$328,584	100.0%	$337,569	100.0%

Total stockholders' equity increased $220,000 or 0.42% to $52.6 million at September 30, 2013 from $52.4 million at June 30, 2013. The increase was primarily due to a $203,000 decrease in accumulated other comprehensive loss related to our unrealized losses on securities available-for-sale.  Accumulated other comprehensive loss was $1.3 million at September 30, 2013 as compared to $1.5 million at June 30, 2013.

Operating Results

Anchor Bancorp had a net loss of $12,000 or $0.00 per diluted share, for the three months ended September 30, 2013 compared to net income of $278,000 or $0.11 per diluted share for the same period in 2012.

Net interest income. Net interest income before the provision for loan losses decreased $383,000, or 9.6%, to $3.6 million for the quarter ended September 30, 2013 from $4.0 million for the quarter ended September 30, 2012.

The Company's net interest margin decreased seven basis points to 3.61% for the quarter ended September 30, 2013 from 3.68% for the comparable period in 2012 as the average yield on interest-earning assets decreased 24 basis points to 4.65% for the quarter ended September 30, 2013 compared to the 4.89% for the same period in the prior year. The decrease was primarily due to the decrease in the yield of loans receivable, net, which decreased 37 basis points to 6.03% during the quarter ended September 30, 2013 compared to 6.40% for the same period in the prior year. The average cost of interest-bearing liabilities decreased 17 basis points to 1.24% for the quarter ended September 30, 2013 compared to 1.41% for the same period in the prior year primarily due to the renewal of certificates of deposit at currently low interest rates and the reduction in the balance of these higher costing deposits.

Provision for loan losses. In connection with its analysis of the loan portfolio at September 30, 2013, management determined that no provision for loan losses was required for the quarter ended September 30, 2013 compared to a provision for loan losses of $300,000 for the same period of the prior year, reflecting the decline in nonperforming loans over the last year.

Noninterest income. Noninterest income decreased $405,000, or 29.5%, to $967,000 for the quarter ended September 30, 2013 compared to $1.4 million for the same quarter a year ago. The decrease in noninterest income was attributable to a $194,000 decline in gain on sale of loans to a loss on sale of loans of $17,000 for the quarter ended September 30, 2013 compared to a $177,000 gain on sale of loans for the quarter ended September 30, 2012, and other income decreasing $152,000 or 56.9% due primarily to the decrease in secondary market activity.  These decreases were partially offset by an increase of $11,000 to $200,000 in other deposit fees for the quarter ended September 30, 2013 compared to $189,000 for the same quarter in 2012.

Anchor Bancorp
October 25, 2013

Noninterest expense. Noninterest expense decreased $198,000, or 4.2%, to $4.6 million for the three months ended September 30, 2013 from $4.8 million for the three months ended September 30, 2012. The decrease was primarily due to compensation and benefits expense decreasing $129,000 or 6.0% to $2.0 million from $2.1 million as we realized the savings from the closure of two Wal-Mart branches during the past year.  REO holding costs decreased $108,000 or 58.4% to $77,000 during the quarter ended September 30, 2013 compared to $185,000 during the quarter ended September 30, 2012, reflecting the decrease in the number of our REO properties which was offset by an increase in REO impairment expense of $125,000 or 53.2% to $360,000 from $235,000 during the quarter.  The majority of the increase in impairment expense was attributed to aggregate impairments of $215,000 for four one-to-four family REO properties in Oregon.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including two Wal-Mart store locations) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington.  In addition we have two loan production offices located in Grays Harbor County.  The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions including; the requirements and restrictions that have been imposed  under the Supervisory Directive the Bank entered into with the FDIC and the Washington DFI and the possibility that noncompliance by the Bank could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretations of regulatory capital or the other rules, including changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and

Anchor Bancorp
October 25, 2013

other risks detailed in our Form 10-K and other reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
October 25, 2013

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	September 30, 2013	June 30, 2013

ASSETS
Cash and cash equivalents	$21,591	$65,353
Securities available-for-sale, at fair value	45,231	48,308
Securities held-to-maturity, at amortized cost	9,709	10,295
Loans held for sale	—	222
Loans receivable, net of allowance for loan losses of $4,941 and $5,147	280,667	277,454
Bank owned life insurance investment, net of surrender charges	19,021	18,879
Accrued interest receivable	1,589	1,583
Real estate owned, net	5,766	6,212
Federal Home Loan Bank (FHLB) stock, at cost	6,220	6,278
Property, premises and equipment, net	11,369	11,394
Deferred tax asset, net	555	555
Prepaid expenses and other assets	1,569	5,646
Total assets	$403,287	$452,179
LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$42,507	$39,713
Interest-bearing	283,469	288,871
Total deposits	325,976	328,584

FHLB advances	17,500	64,900
Advance payments by borrowers for taxes and insurance	1,390	791
Supplemental Executive Retirement Plan liability	1,688	1,703
Accounts payable and other liabilities	4,145	3,833
Total liabilities	350,699	399,811

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $.01 par value per share, authorized 45,000,000 shares; 2,550,000 issued and 2,466,133 outstanding at September 30, 2013 and 2,550,000 shares issued and 2,464,433 outstanding at June 30, 2013, respectively	25	25
Additional paid-in capital	23,241	23,229
Retained earnings, substantially restricted	31,479	31,491
Unearned Employee Stock Ownership Plan (ESOP) shares	(839)	(856)
Accumulated other comprehensive loss, net of tax	(1,318)	(1,521)
Total stockholders’ equity	52,588	52,368
Total liabilities and stockholders’ equity	$403,287	$452,179

Anchor Bancorp
October 25, 2013

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (unaudited)	Three Months Ended September 30,
	2013	2012
Interest income:
Loans receivable, including fees	$4,321	$4,745
Securities	57	61
Mortgage-backed securities	259	474
Total interest income	4,637	5,280
Interest expense:
Deposits	773	990
FHLB advances	270	313
Total interest expense	1,043	1,303
Net interest income before provision for loan losses	3,594	3,977
Provision for loan losses	—	300
Net interest income after provision for loan losses	3,594	3,677
Noninterest income
Deposit service fees	377	391
Other deposit fees	200	189
Loans fees	149	185
(Loss) gain on sale of loans	(17)	177
Bank owned life insurance investment	143	163
Other income	115	267
Total noninterest income	967	1,372
Noninterest expense
Compensation and benefits	2,006	2,135
General and administrative expenses	798	819
Real estate owned impairment	360	235
Real estate owned holding costs	77	185
Federal Deposit Insurance Corporation (FDIC) insurance premiums	142	162
Information technology	428	360
Occupancy and equipment	464	539
Deposit services	136	189
Marketing	162	127
Gain on sale of property, premises and equipment	(5)	—
Loss on sale of real estate owned	5	20
Total noninterest expense	4,573	4,771
(Loss) income before provision for income taxes	(12)	278
Provision for income taxes	—	—
Net (loss) income	$(12)	$278
Basic (loss) earnings per share	$0.00	$0.11
Diluted (loss) earnings per share	$0.00	$0.11

Anchor Bancorp
October 25, 2013
	As of or For the Quarter Ended (unaudited)
	September 30, 2013	June 30, 2013	March 31, 2013	September 30, 2012
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(0.01)%	(0.71)%	0.05%	0.24%
Return (loss) on average equity (2)	(0.09)	(6.26)	0.42	2.12
Average equity-to-average assets (3)	11.60	11.34	11.21	11.28
Interest rate spread(4)	3.41	2.80	3.54	3.48
Net interest margin (5)	3.61	2.99	3.72	3.68
Efficiency ratio (6)	100.3	118.8	94.5	89.2
Average interest-earning assets to average interest-bearing liabilities	118.3	118.4	117.2	117.0
Other operating expenses as a percent of average total assets	4.2	4.5	4.1	4.1

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	11.9	11.4	11.4	11.3
Tier 1 risk-based	16.9	16.7	16.9	17.1
Total risk-based	18.2	18.0	18.2	18.4

ASSET QUALITY
Nonaccrual and 90 days or more past due loans as a percent of total loans	2.2	2.2	2.4	2.9
Allowance for loan losses as a percent of total loans	1.7	1.8	1.8	2.3
Allowance as a percent of total nonperforming loans	80.0	83.6	75.6	78.4
Nonperforming assets as a percent of total assets	3.0	2.7	3.0	3.0
Net charge-offs to average outstanding loans	0.07	0.06	0.02	0.20
Classified loans	$16,149	$17,290	$30,410	$31,308
_____________________

(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.